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                                                                    EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                        MILLENNIUM PHARMACEUTICALS, INC.

     Calculation of pro forma net income per share for the year ended December 31, 1995:


    Average common shares outstanding for the year ended December 31,
      1995................................................................     3,161,814
    Assumed conversion of Convertible Preferred Stock upon initial public
      offering............................................................    12,109,721
    Common stock equivalents issued during twelve month period prior to
      initial public offering.............................................     1,551,735
                                                                             -----------
    Common stock equivalents..............................................     2,458,935
                                                                             -----------
              Total.......................................................    19,282,205
                                                                             -----------
    Net income for the year ended December 31, 1995.......................   $ 1,284,366
                                                                             ===========
    Pro forma net income per share........................................   $      0.07
                                                                             ===========